Exhibit 21.1

Subsidiaries of PERPETUA RESOURCES CORP.

Name of Subsidiary	Jurisdiction of Organization
Perpetua Resources Idaho, Inc.	Idaho
Idaho Gold Resources Company, LLC	Idaho